編號 2546530
No.

公司註冊處
COMPANIES REGISTRY

公司更改名稱證明書
CERTIFICATE OF CHANGE OF NAME

* * *

本人謹此證明
I hereby certify that

Lucky Coffee (China) Limited
瑞吉咖啡 (中國) 有限公司

已藉特別決議更改其名稱，該公司根據
having by special resolution changed its name, is now incorporated under the

香港法例第 622 章《公司條例》註冊的名稱現為
Companies Ordinance (Chapter 622 of the Laws of Hong Kong) in the name of

Lucky Coffee (China) Limited
瑞幸咖啡(中國)有限公司

本證明書於二〇一七年九月十一日發出。
Issued on 11 September 2017 .

香港特別行政區公司註冊處處長鍾麗玲
Ms Ada L L CHUNG
Registrar of Companies
Hong Kong Special Administrative Region

註 Note:
公司名稱獲公司註冊處註冊，並不表示獲授予該公司名稱或其任何部分的商標權或任何其他知識產權。
Registration of a company name with the Companies Registry does not confer any trade mark rights or any other intellectual property rights in respect of the company name or any part thereof.